BigBand Network, Inc. 475 Broadway Redwood City, CA 94063 (tel): 650-995-5000 (fax): 650-995-0060 www.bigbandnet. com

January 4, 2004

Robert Horton

107 El Camino Real, #301

Burlingame, CA 94010

Dear Rob,

On behalf of BigBand Networks, Inc., I am pleased to offer you the position of Vice President & General Counsel reporting to Fred Ball. You will be based in Redwood City, California, and your salary will be paid at an annual rate of $180,000.00 US dollars in accordance with the customary payroll practices of the Company as established or modified from time to time. You shall have the opportunity to earn a Performance Bonus of $10,000.00 at your 6 month anniversary of employment and an additional $10,000.00 at your 1 year anniversary of employment based upon successful achievement against criteria established within 30 days of your start date. In addition, you are eligible for the same benefits as other full-time vice presidents of BigBand Networks, Inc. (including any bonus programs subsequently instituted by the company).

Subject to the approval by the Board of Directors, you will be recommended to receive an option to purchase 470,000 shares of Common Stock through the Company’s stock option plan. Should the recommendation meet with the Board’s approval, the option price will also be set by the Board during the same meeting. The options are subject to and governed by the terms and conditions of the Company’s stock option plan that includes a vesting schedule; and, by the stock option agreement executed between you and the Company. Upon approval of this recommendation by the Board of Directors, you will receive a copy of the stock option agreement and plan for your review.

Due to the critical nature of the position you will serve, you are entitled to receive accelerated vesting of your stock options in the event of a change of control of the Company. You will receive the greater of (i) 12 months accelerated vesting or (ii) 50% vesting of your then remaining unvested shares subject to you being terminated or constructively terminated by the new controlling party or not holding a comparable position within six months of the change of control.

If your employment is terminated for any reason other than “for cause” (as defined below), you will be eligible to receive a severance benefit in an amount equal to six months of your annual base salary as of the date of termination. In addition, the company will continue to provide the benefits plans being offered to other executives as of the date of termination for another six months. “For cause” shall be defined as a serious violation of any company policy or engaging in criminal conduct.

We expect that your position at BigBand Networks will occupy your full business time. We understand that you have no agreements that would restrict or prevent the performance of your duties for BigBand Networks. You will be required to sign, as a condition of your employment, the Nondisclosure and Developments Agreement attached hereto. You also are required by federal law to verify work authorization status to the Company pursuant to the Immigration and Reform and Control Act of 1986. This verification must occur by your third day of employment.

This is not a contract of employment for a definite term of employment with the Company. As such, you or the Company for any or no reason, with or without prior notice or cause, can terminate your employment at any time. BigBand Networks has found that an “at-will” relationship is in the best interests of both the Company and its employees. The at-will nature of your employment relationship with the Company cannot be modified except through the execution of a written document signed by the President and CEO of the Company.

Your anticipated start date is expected to be February 1, 2005. I am sending you two copies of this offer letter for your convenience. Please sign one letter as your acceptance of this offer and fax to me at 650-995-0070 (Human Resources Confidential Fax Line). You may then bring a signed original to Human Resources on your first day of work and keep a copy for your files. This employment offer will remain open for your consideration through Tuesday, January 11, 2005 at 5:00 p.m., at which time it will expire.

Rob, I am pleased to have you join BigBand Networks and feel confident that you can make significant contributions going forward. On behalf of BigBand Networks, Inc., I am waiting to welcome you aboard.

Sincerely yours,

/s/ Cheryl Hannon

Cheryl Hannon

cc:	H.R. Department

I accept this offer of at-will employment with BigBand Networks, Inc. and I agree that this letter and the Nondisclosure and Developments Agreement sets forth the complete and sole understanding regarding the terms of my employment and supersedes any and all other agreements, negotiations, discussions, proposals, or understandings, whether oral or written, previously entered into, discussed or considered by the parties.

I understand and agree that I have no contract of employment of definite term of employment with the Company, and that I or the Company for any reason, with or without prior notice or cause, can terminate my employment at any time. I further understand that this offer letter is not intended to be and does not constitute a contract or part of a contractual agreement for continued employment, either express or implied, between the Company and me, and that the at-will nature of my employment relationship with the Company cannot be modified except through the execution of a written document signed by the President and CEO of the Company.

/s/ Robert Horton
Robert Horton	Date